UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 20, 2011

SUPERGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27628	91-1841574
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4140 Dublin Blvd., Suite 200

Dublin, CA 94568

(Address of principal executive offices, including zip code)

(925) 560-0100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets

On July 20, 2011, pursuant to the previously announced Implementation Agreement dated April 6, 2011 (the “Implementation Agreement”), by and among SuperGen, Inc. (the “Company” or “SuperGen”) and Astex Therapeutics Limited (“Astex”), SuperGen completed the acquisition of all of the outstanding shares of Astex (the “Transaction”).  The Transaction was effected through a scheme of arrangement (the “Scheme”) in the United Kingdom, which the High Court of London approved prior to the closing of the Transaction.  Pursuant to the Transaction, SuperGen paid an aggregate of approximately $25 million in cash and 32.4 million shares of SuperGen common stock (representing 35% of the issued and outstanding stock of SuperGen as of the closing of the Transaction after giving effect to the issuance of such shares) to the securityholders of Astex.  In addition, SuperGen will pay deferred consideration of $30 million, to be paid at the discretion of the Company in stock, cash or a combination of stock and cash.  The timing of the deferred consideration payment is variable, depending on the achievement and receipt of certain milestones, but the full amount will be paid no later than 30 months after the closing of the Transaction, with a minimum of $15 million payable on the 18-month anniversary of the Transaction closing date.  The issuance of the shares of SuperGen common stock to securityholders of Astex was approved at the meeting of the stockholders of SuperGen held on June 16, 2011.  Also, as a result of the Transaction, SuperGen assumed the outstanding options and warrants of Astex.  SuperGen intends to change its name to Astex Pharmaceuticals, Inc. and to list its shares under the NASDAQ symbol “ASTX,” which is expected to take place in August 2011.

The above summary does not purport to be complete and is qualified in its entirety by reference to the Implementation Agreement, which is incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on April 7, 2011.

Item 3.02  Unregistered Sale of Equity Securities

As set forth in Item 2.01 above, in connection with the closing of the Transaction and following the approval of the Scheme by the High Court in London, England, on July 20, 2011 SuperGen issued approximately 32.4 million shares of common stock to securityholders of Astex.  These shares, as well as any shares that may be issued as part of the deferred consideration described in Item 2.01 above, are issued in reliance on the exemption from registration pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended.  Section 3(a)(10) exempts securities issued in exchange for property interests from the general requirement of registration where the terms and conditions of the issuance and exchange of such securities have been approved by any court of competent jurisdiction, after a hearing upon the fairness of the terms and conditions of the issuance at which all persons to whom the securities will be issued have the right to appear.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  As previously disclosed in the Company’s definitive proxy statement on Schedule 14A filed on May 2, 2011, in connection with the Transaction, it was anticipated that Michael D. Young, M.D., Ph.D., would resign from the SuperGen Board of Directors (the “Board”) effective upon the consummation of the Transaction.  Accordingly, on July 20, 2011, effective as of immediately following the closing of the Transaction, Dr. Young resigned as director of SuperGen.

(c) (1)  On July 20, 2011, effective immediately following the closing of the Transaction, SuperGen appointed Dr. Harren Jhoti as President.  Pursuant to the Transaction, SuperGen has

assumed the employment between Dr. Jhoti and Astex, a copy of which is attached hereto as Exhibit 99.2.  As set forth in this agreement, Dr. Jhoti will be paid a base salary of £278,512 per year.  In addition, Dr. Jhoti also may be eligible to participate in all benefit plans, programs and arrangements generally made available to executive officers of the Company, subject to a review of applicable UK law.

The Company may terminate the employment agreement with Dr. Jhoti at any time without cause as long as the Company pays Dr. Jhoti the amount payable pursuant to Section 4.1 of his employment agreement, which sets forth his annual salary.  Such payment will be made in lieu of any statutory entitlement to notice under UK law.

Prior to joining SuperGen, Dr. Jhoti, 48, served as President and Chief Executive Officer of Astex, where he has been since co-founding Astex in 1999.  Prior to becoming Chief Executive Officer, Dr. Jhoti served as Chief Scientific Officer of Astex.  Before co-founding Astex, he was Head of Structural Biology and Bioinformatics at GlaxoWellcome in the U.K. (1991-1999).  Prior to Glaxo, Dr. Jhoti was a post-doctoral scientist at Oxford University and received his BSc (Hans) in Biochemistry in 1985, and Ph.D. in Protein Crystallography from the University of London in 1989.

(2)  On July 20, 2011, effective immediately following the closing of the Transaction, SuperGen appointed Martin Buckland, D.Phil., as Chief Business Officer, effective as of July 20, 2011.  Pursuant to the Transaction, SuperGen has assumed the employment agreement between Dr. Buckland and Astex, a copy of which is attached hereto as Exhibit 99.3.  Pursuant to this agreement, Dr. Buckland will be paid a base salary of £193,952 per year.

In addition, Mr. Buckland also may be eligible to participate in all benefit plans, programs and arrangements generally made available to executive officers of the Company, subject to a review of applicable UK law.

Prior to joining SuperGen, Dr. Buckland has served as Chief Business Officer of Astex since September 2004 and was appointed to the board of directors of Astex in July 2008.  He has more than 20 years of commercial and business development experience in the pharmaceutical industry and joined Astex from Elan Pharmaceuticals where he previously held the position of VP Global Business Development.  His prior experience includes a variety of business development and commercial management roles with Quintiles, Xenova and Celltech.  He has a BA in Chemistry and a D.Phil. from the University of Oxford, and an MBA from the Open Business School.

(d)  Pursuant to the provisions of the bylaws of the Company, the Board has adopted resolutions increasing the size of the Board to nine members, which, together with the vacancy created by the resignation of Dr. Young, left four vacancies on the Board.  On July 20, 2011, effective as of immediately following the closing of the Transaction, pursuant to the terms of the Implementation Agreement, the Board appointed the following persons who were designated by Astex as its nominees to the SuperGen Board to fill the vacancies on the Board and to serve in the capacities as set forth below:

Name	Role
Harren Jhoti	Director, President
Peter Fellner	Director, Vice Chairman of the Board, Governance & Nominating Committee
Timothy Haines	Director, Governance & Nominating Committee, Compensation Committee
Ismail Kola	Director, Governance & Nominating Committee

Each of the non-employee directors (Messrs. Fellner, Haines and Kola) has been granted an option to purchase 50,000 shares of the Company’s common stock, with an exercise price equal to the closing price of a share of SuperGen common stock on the Nasdaq Global Market on July 20, 2011, vested as to 20% of the shares upon grant and as to 20% of the shares each year thereafter, provided that the non-employee director continues to serve as a director on such date.

In addition, in recognition of his services as Vice Chairman of the Board of Directors, Peter Fellner, Ph.D., will be paid an annual retainer of £50,000, which shall be paid in quarterly installments and which shall be paid in addition to his general compensation as a member of the Board of Directors and the Governance & Nominating Committee of the Board.

The business backgrounds of the newly appointed SuperGen directors are as follows:

Peter Fellner, 67, was appointed as Chairman of Astex in 2002.  He is also Executive Chairman of Vernalis, a non-executive director of two European biotechnology companies, UCB SA and Evotec AG, and a non-executive director of QinetiQ Holdings plc, one of Europe’s largest technology-based companies, and of Bespak.  He is also a member of the Medical Research Council.  Dr. Fellner was previously Chairman of Celltech Group plc, one of Europe’s largest biotechnology companies until its acquisition in 2004, having served as its CEO from 1990 to 2003.  Before joining Celltech, Dr. Fellner served as CEO of Roche U.K., from 1986 to 1990.  From 1984 to 1986 he was Director of the Roche U.K. Research Centre.

Timothy Haines, 53, has been a partner at Abingworth Management Limited, a life science and healthcare private investment firm, since 2005.  Prior to this, Mr. Haines was Chief Executive of Astex.  Mr. Haines was with Astex for more than five years.  Previously, he was Chief Executive of two divisions of the publicly-listed medical technology company, Datascope Corp.  Prior to Datascope, he held a number of other senior management positions in the U.S. and Europe.  Current and past board positions include Astex Therapeutics, Fovea, IMI, KSpine, PowderMed, Stanmore Implants and XCounter.  Mr. Haines has a BSc from Exeter University and an MBA from INSEAD.  He is a former Director of the Biotechnology Industry Association and currently sits on the Venture Committee of the BVCA.

Ismail Kola, 54, is Executive Vice President and President, New Medicines at UCB S.A.  Dr. Kola joined UCB from Schering Plough Corporation where he was Senior Vice President, Discovery Research and Early Clinical Research & Experimental Medicine at Schering-Plough Research Institute and Chief Scientific Officer, Schering Plough Corporation.  Prior to Schering-Plough, Dr. Kola held senior positions at Merck, as Senior Vice President and Site Head, Basic Research and at Pharmacia Corporation where he was Vice President, Research and Global Head, Genomics Science and Biotechnology with Pharmacia Corporation, and served as a consultant to SmithKline Beecham Pharmaceuticals and as a member of their Genomics Advisory Board.  Dr. Kola holds Adjunct Professorships of Medicine at Washington University and at Monash University Medical School; a Foreign Adjunct Professorship at The Karolinska Institute; and is a William Pitt Fellow at Pembroke College, Cambridge University, U.K.  Dr. Kola has a Ph.D. in Medicine from the University of Cape Town, South Africa.

Please see Item 5.02(c) above for the business background of Dr. Jhoti.

(e)  In recognition of their significant efforts and exemplary performance in fostering and coordinating the Transaction, Dr. James S.J. Manuso, CEO of SuperGen, will be awarded a cash bonus of $410,000 and Mr. Michael Molkentin, CFO of SuperGen, will be awarded a cash bonus of $100,000.

Item 5.03  Amendments to Certificate of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the provisions of Article III, Section 3.2 of the Bylaws of the Company, the Board has adopted resolutions increasing the size of the Board from six members to nine members, effective on July 20, 2011, immediately following the closing of the Transaction.

Item 9.01  Financial Statements and Exhibits.

(a)  Financial Statements for Businesses Acquired.

The financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed on this initial Current Report on Form 8-K.  Instead, financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(a)(4) of Form 8-K.

(b)  Pro Forma Financial Information.

The pro forma financial information required to be filed with respect to the acquired business described in Item 2.01 has not been filed on this initial Current Report on Form 8-K.  Instead, the pro forma financial information will be filed by amendment within 71 calendar days after the due date for the initial filing of this report with the Commission, as permitted by Item 9.01(b)(2) of Form 8-K.

(d)  Exhibits.

Exhibit Number	Description
99.1	Press release dated July 20, 2011 announcing SuperGen’s consummation of the acquisition of Astex Therapeutics Limited, a UK corporation, pursuant to the Implementation Agreement dated April 6, 2011.
99.2	Employment Agreement between Astex Technology Limited and Harren Jhoti dated April 1, 2005 (Astex Technology Limited changed its name to Astex Therapeutics Limited on June 27, 2005).
99.3	Employment Agreement between Astex Technology Limited and Martin Buckland dated September 8, 2004 (Astex Technology Limited changed its name to Astex Therapeutics Limited on June 27, 2005).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERGEN, INC.

	By:	/s/ MICHAEL MOLKENTIN
Michael Molkentin
Chief Financial Officer

Date: July 26, 2011

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 20, 2011 announcing SuperGen’s consummation of the acquisition of Astex Therapeutics Limited, a UK corporation, pursuant to the Implementation Agreement dated April 6, 2011.
99.2	Employment Agreement between Astex Technology Limited and Harren Jhoti dated April 1, 2005 (Astex Technology Limited changed its name to Astex Therapeutics Limited on June 27, 2005).
99.3	Employment Agreement between Astex Technology Limited and Martin Buckland dated September 8, 2004 (Astex Technology Limited changed its name to Astex Therapeutics Limited on June 27, 2005).